As filed with the Securities and Exchange Commission on October 3, 2008

Registration No. 333-153427

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	1311	33-0502730
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(281) 556-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manuel Pablo Zúñiga-Pflücker

President and CEO

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(281) 556-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark W. Coffin

Seyfarth Shaw LLP

700 Louisiana Street

Suite 3700

Houston, Texas 77002

(713) 225-2300

Approximate date of commencement of proposed offering to the public:

As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer”, accelerated filer “ and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated File ☐	Smaller Reporting Company ☐
(do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	1,691,819	$16.14	(1)	$27,305,959	$1,073.12	(2)

(1)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the American Stock Exchange on September  4, 2008.

(2)                                  Fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated October 3, 2008

The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

BPZ RESOURCES, INC.

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

(281) 556-6200

1,691,819 Shares of Common Stock

We are registering 1,691,819 shares of our common stock, all of which are being offered by the security holder listed under the heading “Selling Security Holder.” We will not receive any of the proceeds from the sales of common stock by the selling security holder. The selling security holder may sell its shares at prevailing market prices or privately negotiated prices. Our Common Stock was approved for listing on the American Stock Exchange (“AMEX”), under the symbol “BZP”, and trading commenced on January 12, 2007. As of September 30, 2008, the closing sale price of our common stock as reported on AMEX was $17.20 per share.

Investing in our securities involves a high degree of risks. See “Risk Factors” beginning on page 2 to read about factors you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2008

You should rely only on information contained in this prospectus and any prospectus supplement and those documents incorporated by reference herein. We have not authorized anyone else to provide you with different information. Neither we nor the selling security holder are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

BPZ Resources, Inc.

BPZ Resources, Inc., a Texas corporation, is based in Houston, Texas with offices in Lima, Peru and Quito, Ecuador.  Unless the context requires otherwise, references in this prospectus to “we”, “us”, “our” and “the Company” refer to BPZ Resources, Inc. and its subsidiaries.  We are focused on the exploration, development and production of oil and natural gas in Peru and Ecuador.  We also intend to utilize part of our future natural gas production as a supply source for the complementary development of a Company owned gas-fired power generation facility.

We maintain a Peruvian subsidiary through our wholly owned subsidiary BPZ Energy, Inc., a Texas corporation (“BPZ – Texas”), and a wholly controlled intermediary entity, BPZ Energy International Holdings, L.P., a British Virgin Islands limited partnership.  Currently, we have exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres, in four blocks, in northwest Peru.  The license contracts cover 100% ownership of Block Z-1 (739,205 acres), Block XIX (472,860 acres), Block XXII (948,000 acres) and Block XXIII (248,000 acres).  The Block Z-1 contract was signed in November 2001, the Block XIX contract was signed in December 2003 and Blocks XXII and XXIII were both signed in November 2007.  Our license contracts provide for an initial exploration period of seven to thirteen years for Block Z-1 and seven to ten years for Blocks XIX, XXII and XXIII.  In addition, the contracts require that we conduct specified activities on the properties during this period.  If the exploration activities are successful, the total contract term can extend up to 30 years for oil exploration and production and up to 40 years for gas exploration and production.

Additionally, through BPZ – Texas and its wholly owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”).  The license agreement covering the property extends through May 2016.

The table below sets forth net quantities of proved developed and undeveloped reserves of crude oil, standardized measure of future net cash flow and other information related to BPZ Resources, Inc.  The estimates of our reserves at December 31, 2007, are based on the report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), an independent reserve engineering firm, covering a portion of the Company’s Block Z-1 Corvina offshore field located in northwest Peru.  The report did not include reserves attributable to the new wells drilled as part of our 2008 drilling program (primarily the 18XD well).

BPZ Resources, Inc. (As of December 31, 2007)(1)
Reserve data (in barrels):
Proved developed	2,976,868
Proved undeveloped	8,962,864

Total proved reserves	11,939,732

Standardized measure of discounted future net cash flow (PV-10) (2)	$556,682,275

(1)                                  The Corvina oil reserves were based on data gathered from three wells (16X, 21XD and 14D) drilled from the CX-11 platform and in particular the two wells (21XD and 14D) drilled by the Company  as of December 31, 2007 that tested oil in sands that could, in the Company’s estimations, form an oil pool covering an area of approximately 730 acres. The proved reserves were based on the oil-in-place within the area directly delineated by these two oil wells and NSAI estimated a recovery factor of approximately 25% for the proved reserves based on the good reservoir properties found in these first two wells.

(2)                                  Future income taxes have been estimated utilizing the tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows, using a discounted rate of 10% per annum, as of December 31, 2007.

Company Offices

Our principle executive offices are located at 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079 and our telephone number is (281) 556-6200. Our website address is www.bpzenergy.com. Information contained on our website does not constitute part of this prospectus.

Key Terms of the Offering

By means of this prospectus, a selling security holder is offering to sell up to 1,691,819 shares of common stock that they own.  We will not receive any proceeds from the sales of shares by this seller security holder.  We will pay for the cost of registering the shares of common stock being offered under this prospectus (the “Offering”).

RISK FACTORS

The purchase of our common stock is a substantial transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors.

Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry, the Power Industry, and Our Business.

We have a limited operating history and have only engaged in start-up and development activities. We are in the initial stages of developing our oil and natural gas reserves and have recently begun producing and selling oil from our recent discoveries under an extended well test program.  We are also subject to all of the risks inherent in attempting to expand a relatively new business venture. Such risks include, but are not limited to, the possible inability to profitably operate our existing properties or properties to be acquired in the future, our possible inability to fully fund the development requirements of such properties and our possible inability to acquire additional properties that will have a positive effect on our operations. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities. The experience of our management team has primarily been in the oil and natural gas exploration and production industry and we have limited experience in the power generation business. We are initially relying on consultants and outside engineering and technical firms to provide the expertise to plan and execute the power generation aspects of our strategy and we have not yet hired all necessary full-time employees to manage this line of business. Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors,” we may, in particular, not be able to profitably execute our power generation strategy.

We must comply with Peruvian legal and regulatory requirements to be able to produce and sell oil beyond the period of the current well test program. Our current well test program in the Corvina Field will likely end no later than December 2010.  In particular, we are required to meet certain environmental and technical requirements before the end of the well test program in order to continue with commercial sales.  We expect to be in compliance with all such requirements by the end of the well test period.  However, if we fail to meet these requirements before the end of the well test period, we could be required to cease production and discontinue commercial sales, which could have a materially adverse impact on our financial condition, our operations and our ability to execute our business plan.

We own rights to oil and gas properties that have not yet been developed. We own rights to oil and gas properties that have limited or no development. There are no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

We require additional financing for the exploration and development of our foreign oil and gas properties and the construction of our proposed power generation facility, pipeline and gas processing facility. Since the merger with Navidec, Inc. (“Navidec”) on September 10, 2004 (the “Merger”) we have funded our operations with the net proceeds of approximately $152.6 million in various private placements of our common stock and $15.5 million in convertible debt financing from the International Finance Corporation (“IFC”). We have recently begun to generate revenues from operations.

With these funds we have begun to implement our plans to develop our existing oil and gas properties, but we will need significant additional financing to fully implement our plan of operation. If we are unable to timely obtain adequate funds to finance our exploration and development, our ability to develop our oil and natural gas reserves may be limited or substantially delayed. Such limitations or delays could result in the potential loss of our oil and gas properties if we were unable to meet our obligations under the license agreements, which could, in turn, limit our ability to repay our debts. Inability to timely obtain funds also could cause us to delay, scale back or abandon our plans for construction of our power generation facility, pipelines, and gas processing facility.

Future amounts required to fund our foreign activities may be obtained through additional equity and debt financing, joint venture arrangements, the sale of oil and gas interests, and/or future cash flows from operations. However, adequate funds may not be available when needed or may not be available on favorable terms. The exact nature and terms of such funding sources are unknown at this time, and there can be no assurance that we will obtain such funding or have adequate funding available to finance our future operations.

Any failure to meet our debt obligations or the occurrence of a continuing default under our debt facility would adversely affect our business and financial condition.  Through our subsidiaries BPZ Exploración & Producción S.R.L. and BPZ Marine Peru S.R.L. as borrowers, we entered into a $15.0 million senior revolving debt facility with IFC in August 2008, which is expected to fund in October 2008. This is the first tranche of the proposed overall debt package with the IFC, which is expected to be a total of $215 million once the second tranches has been finalized.  The current facility (and the additional senior debt, when and if closed) will be secured by the current reserves in our Block Z-1.

The debt facility provides for events of default customary for agreements of this type, including, among other things:

•                  payment breaches under any of the finance documents for the first and second tranche of the senior debt;

•                  failure to comply with obligations under the finance documents;

•                  representation and warranty breaches;

•                  expropriation of the assets, business or operations of any borrower;

•                  insolvencies of any borrower; certain attachments against the assets of any borrower;

•                  failure to maintain certain authorizations with respect to any financing documents with the IFC, the development and operation of the Corvina Field in Block Z-1, any additional petroleum assets under license contracts with Perupetro or certain other key agreements;

•                  revocation of any financing or security documents with the IFC or certain key agreements; defaults on certain liabilities;

•                  certain judgments against the borrower or any subsidiary;

•                  abandonment or extended business interruption of the Corvina Field or certain other petroleum assets for a period over 100 consecutive days or an aggregate of 120 days in any twelve month period;

•                  failure to make payment on any other liabilities in excess of $2 million;

•                  engagement in certain sanctionable, such as fraudulent, coercive or corrupt, practices; or

•                  restrictions are enacted in Peru that could inhibit any payment a borrower is required to make under the financing documents with the IFC.

Upon the event of a specified change of control event, each lender under our debt facility may: i) terminate all or part of the relevant facility; (ii) declare all or part of the principal amount of the loan, together with accrued interest, immediately due and payable;  (iii) declare all or part of the principal amount of the loan, together with accrued interest, payable on demand; or (iv) declare any and all of the security documents under the facility enforceable and exercise its rights under such documents, including rights of foreclosure against the collateral. In addition, if any borrower is liquidated or declared bankrupt, all loans and interest accrued on it or any other amounts due, will become immediately due and payable without notice.

The maximum amount available under this facility will be reduced by $2.5 million beginning on December 16, 2010 and every six months thereafter during the term of the Agreement.  The facility is subject to a semi-annual borrowing base determination based on the value of oil reserves. In the event the amount outstanding exceeds the redetermined borrowing base, we could be forced to repay a portion of our borrowings. We may not have sufficient funds to make any required repayment. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings, we may be required to arrange new financing or sell a portion of our assets.

Our ability to meet our current and future debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control.  If our cash flow is not sufficient to service our debt, we may be required to refinance the debt, sell assets or sell shares of common stock on terms that we do not find attractive, if it can be done at all.

Our future operating revenue is dependent upon the performance of our properties. Our future operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore, acquire and develop additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. No assurance can be given that we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves in the future, or we may not be able to make a profit from the reserves that we may discover. In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional, third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests in the Company, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

Our business involves many uncertainties and operating risks that may prevent us from realizing profits and can cause substantial losses. Our exploration and production activities may be unsuccessful for many reasons, including weather, the drilling of dry holes, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well will not ensure we will realize a profit on our investment. A variety of factors, including geological, regulatory and market-related, can cause a well to become uneconomical or only marginally economical. Our business involves a variety of operating risks, including:

•                  fires;

•                  explosions;

•                  blow-outs and surface cratering;

•                  uncontrollable flows of natural gas, oil and formation water;

•                  natural disasters, such as hurricanes and other adverse weather conditions;

•                  pipe, cement, subsea well or pipeline failures;

•                  casing collapses;

•                  mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•                  abnormally pressured formations;

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

Experiencing any of these operating risks could lead to problems with any well bores, platforms, gathering systems and processing facilities, which could adversely affect any drilling operations we may commence. Affected drilling operations could further lead to substantial losses as a result of:

•                  injury or loss of life;

•                  severe damage to and destruction of property, natural resources and equipment;

•                  pollution and other environmental damage;

•                  clean-up responsibilities;

•                  regulatory requirements, investigations and penalties;

•                  suspension of our operations;

•                  repairs to resume operations;

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If any of these risks occur, we may have to curtail or suspend any drilling or production operations and we could have our sales of oil interrupted or suspended, which could have a material adverse impact on our financial condition, operations and ability to execute our business plan.

We conduct offshore exploration, exploitation and production operations off the coast of northwest Peru, all of which are also subject to a variety of operating risks peculiar to the marine environment. Such risks include capsizing, collisions and damage or loss from adverse weather conditions or interference from commercial fishing activities. These conditions can cause substantial damage to facilities, tankers and barges, as well as interrupt operations. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

Disruption of services provided by our barges and tankers could temporarily impair our operations. We depend on our deck barges, the BPZ-01 and BPZ-02, to transport equipment to our offshore platforms and to act as a tender for our offshore drilling operations in Block Z-1. In addition, we have two barges under capital lease being used as a floating production, storage and offloading facility (“FPSO”) and a transport barge in our continuing development of oil production operations to transport oil from our offshore platforms. These vessels are an important element in our strategy to control drilling, storage and transportation costs by allowing the use of existing platforms and avoiding the use of high-priced ships or barges. Any disruption or delay of the services to be provided by our barges or tanker because of adverse weather conditions, accidents, mechanical failures, insufficient personnel or other events could temporarily impair our operations, interrupt our sales of oil, delay implementation of our business plan, and increase our costs.  For example, in January 2008 we lost the use of a Peruvian Navy tanker that our primary marine transportation contractor had under short-term lease for our benefit when it sank after catching on fire.  In addition, our insurance may not be adequate to cover any resulting losses.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate.  Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.  The process of estimating oil and natural gas reserves is complex.  It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors, that may turn out to be inaccurate.  Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of reserves shown in this report.

In order to prepare our reserve estimates, our independent petroleum engineer must project production rates and timing of development expenditures as well as analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary.  The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds.  Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates, and those variances may be material.  Any significant variance could materially affect the estimated quantities and present value of our reserves.  In addition, our independent petroleum engineer may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the net present value of our proved reserves prepared in accordance with SEC guidelines referred to in this report is the current market value of our estimated oil reserves.  We base the net present value of future net cash flows from our proved reserves on the date of estimate.  Actual future prices, costs, taxes and the volume of produced reserves may differ materially from those used in the net present value estimate.

Future oil and natural gas declines or unsuccessful exploration efforts may result in a write-down of our asset carrying values.  We follow the successful efforts method of accounting for our investments in oil and natural gas properties.  Under this method, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. Certain costs of exploratory wells are capitalized pending determinations that proved reserves have been discovered.  If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed.

The capitalized costs of our oil and natural gas properties, on a field basis, cannot exceed the estimated undiscounted future net cash flows of that field.  If net capitalized costs exceed future undiscounted cash flows, we must write down the costs of each such field to our estimate of its fair market value.  Unproved properties are evaluated at the lower of cost or fair market value. Accordingly, a significant decline in oil or natural gas prices or unsuccessful exploration efforts could cause a future write-down of capitalized costs.

We evaluate impairment of our proved oil and gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.  Once incurred, a write-down of oil and natural gas properties cannot be reversed at a later date even if oil or natural gas prices increase.

As of December 31, 2007, approximately 75% of our estimated net proved reserves were undeveloped.  There can be no assurance that all of these reserves will ultimately be developed or produced.  Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations.  The reserve data assumes that we will make significant capital expenditures to develop our reserves.  We have prepared estimates of our natural gas and oil reserves and the costs associated with these reserves in accordance with industry standards.  However, the estimated costs may not be accurate, development may not occur as scheduled, or the actual results may not be as estimated.  We may not have or be able to obtain the capital we need to develop these proved reserves.

Construction and operation of power generation and gas processing facilities and pipelines involve significant risks and delays that cannot always be covered by insurance or contractual protections. The construction of power generation and gas processing facilities and pipelines involve many risks, including:

•                  supply interruptions,

•                  work stoppages,

•                  labor disputes,

•                  social unrest,

•                  inability to negotiate acceptable construction, supply or other contracts,

•                  inability to obtain required governmental permits and approvals,

•                  weather interferences,

•                  unforeseen engineering, environmental and geological problems,

•                  unanticipated cost overruns,

•                  possible delays in the acquisition of the necessary gas turbines,

•                  possible delays in connection with power plant construction,

•                  possible delays or difficulties in completing financing arrangements for the gas-to-power project, and

•                  possible difficulties or delays with respect to any necessary Peruvian regulatory compliance.

The ongoing construction and future operation of these facilities involves all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performances below expected levels of output or efficiency. We intend to maintain commercially reasonable levels of insurance where such insurance is available and cost-effective, obtain warranties from vendors and obligate contractors to meet certain performance levels. However, the coverage or proceeds of any such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues, increased expense and higher maintenance costs.

We may experience delays in delivering our oil to be sold.  Our oil from the Corvina Field is delivered by barge to the refinery in Talara approximately 100 miles south of the platform where the oil is sold at current market prices.  As a result of the location, we may experience delays or interruptions in delivering our oil due to severe weather, accidents or mechanical failures to our barges, or delays to dock in Talara.  Any prolonged delay or interruption of delivery of our oil could adversely impact our business and our revenues.

Our success depends in part on the existence and growth of markets for natural gas and electricity in Peru and Ecuador. Peru has a relatively well-developed and stable market for electricity, while the power market in Ecuador is not as well-developed or stable. Both countries rely on hydro-electric generating capacity for a significant portion of their power demand. Hydro plants are much less expensive to operate than plants that utilize natural gas, but they are subject to variable output based on rainfall and reservoir levels. The majority of the non-hydro, or thermal, power capacity in both countries consists of generating plants that utilize diesel or fuel oil, which are significantly more costly than natural gas at this time. Both countries have natural gas reserves and production, but neither has a well-developed natural gas infrastructure. Our immediate business plan relies on the continued stability of the power market in Peru (and Ecuador for the purpose of gas sales to third-party power producers in Ecuador), and our longer-term plans depend on the further development of the electricity market in Ecuador. We currently do not expect to complete our power plant until 2010.  Our assessment of the future power market and demand in Peru and Ecuador could be inaccurate.  We are subject to the risks that:

•                                       Relatively more favorable business conditions for hydro plants, a material reduction in power demand or other competitive issues may adversely affect the demand and prices for the electricity that we expect to produce by the time our power plant is completed.

•                                       Our lifting costs could exceed the minimum wholesale power prices available, making the sale of our gas uneconomical.

•                                       Potential disruptions or changes to regulations of the natural gas or power markets in these countries could occur by the time our power plant is completed, or we may not receive the necessary environmental or other permits and governmental approvals to operate our power plant.

•                                       Although we plan to enter into long-term contracts to sell a significant part of our future power production, there can be no assurance that we will be successful in obtaining such contracts or that they will be on favorable terms.

•                                       We will also be subject to the general commercial issues related to being in the power business, including the credit-worthiness of, and collections from future customers and the ability to profitably operate our future power plants.

The geographic concentration of our properties in northwest Peru and southwest Ecuador subjects us to an increased risk of loss of revenue or curtailment of production from factors affecting that region specifically. The geographic concentration of our properties in northwest Peru and southwest Ecuador and adjacent waters means that some or all of our properties could be affected by the same event should that region, for example, experience:

•                  severe weather (such as the effects of “El Niño,” which can cause excessive rainfall and flooding in Peru and Ecuador);

•                  delays or decreases in production, the availability of equipment, facilities or services;

•                  delays or decreases in the availability of capacity to transport, gather or process production; or

•                  changes in the political or regulatory environment.

Because all our properties could experience the same conditions at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other operators who have properties over a wider geographic area.

Along with the general instability that comes from international operations, we face political and geopolitical risk specific to working in South America. Presently, all of our oil and gas properties are located in South America, specifically Peru and Ecuador. The success and profitability of our international operations may be adversely affected by risks associated with international activities, including economic, labor and social conditions, local and regional political instability, tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations) and fluctuations in the value of the U.S. dollar versus the local currencies in which oil and gas producing activities may be conducted. This instability in laws, expenses of operations and fluctuations in exchange rates may make our assumptions about the economic viability of our oil and gas properties incorrect. If these assumptions are incorrect, we may not be able to earn sufficient revenue to cover our costs of operations.

Our operations in Peru and Ecuador involve substantial costs and are subject to certain risks because the oil and gas industry in Peru and Ecuador is less developed than in the United States. As a result, our drilling and development operations in many instances will take longer to complete and may cost more than similar operations in the United States. The availability of technical expertise, specific equipment and supplies may be more limited in Peru and Ecuador than in the United States. Furthermore, once oil and natural gas production is recovered, there are fewer ways to transport it to market for sale. Pipeline and trucking operations are subject to uncertainty and lack of availability. Oil and natural gas pipelines and truck transport travel through miles of territory and are subject to the risk of diversion, destruction or delay. We expect that such factors will continue to subject our international operations to economic and operating risks that companies with domestic operations do not experience.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and exploitation plans on a timely basis and within our budget. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploitation and exploration operations, which could have a material adverse effect on our business, financial condition or results of operations. If the unavailability or high cost of rigs, equipment, supplies or personnel were particularly severe in Peru and Ecuador, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

We are subject to numerous foreign laws and regulations of the oil and natural gas industry that can adversely affect the cost, manner or feasibility of doing business. Our operations are subject to extensive foreign laws and regulations relating to the exploration for and the development, production and transportation of oil and natural gas as well as electrical power generation. Future laws or regulations, as well as any adverse change in the interpretation of existing laws or our failure to comply with existing legal requirements may harm our results of operations and financial condition. In particular, there are indications that the current administration in Ecuador is likely to increase state intervention in the economy via new legislation and tightening control of areas such as energy, which could have a significant impact on our ability to operate in that country. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•                  work program guarantees and other financial responsibility requirements;

•                  taxation;

•                  royalty requirements;

•                  customer requirements;

•                  operational reporting; and

•                  safety requirements.

Under these laws and regulations, we could be liable for:

•                  personal injuries; and

•                  property and natural resource damages; and

•                  governmental infringements and sanctions.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts. The terms of each of our contracts with the government of Peru, including our Peruvian oil and gas license contracts and technical evaluation agreements, require that we perform certain activities, such as seismic interpretations and the drilling of required wells in accordance with those contracts and agreements. We are also required to conduct environmental impact assessments and establish our ability to comply with environmental regulations.  Our failure to timely perform those activities as required could result in the suspension of our current production and sale of oil, the loss of our rights under a particular contract and/or the loss of the amounts we have posted as a guaranty for the performance of such activities, which would likely result in a significant loss to us.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”) and our failure to comply with the laws and regulations thereunder could result in penalties which could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.  We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. Since all of our oil and gas properties are in Peru and Ecuador, there is a risk of potential FCPA violations.  We have a FCPA policy and a limited compliance program designed to ensure that the Company, its employees and agents comply with the FCPA.  We believe our policy and compliance program are adequate given the small size of our company.  However, there is no assurance that such policy or program will work effectively all of the time or protect us against liability under the FCPA for actions taken by our agents, employees and intermediaries with respect to our business or any businesses that we acquire.  Any violation of these laws could result in monetary penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

We are subject to complex environmental regulatory and permitting laws and regulations that can adversely affect the cost, manner and feasibility of our planned operations. The exploration for, and the development, production and sale of, oil and gas in South America are subject to extensive environmental laws and regulations. Our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. For example, we are required to obtain an environmental permit or approval from the government in Peru prior to conducting seismic operations, drilling a well or constructing a pipeline in Peruvian territory, including the waters offshore Peru, where we intend to conduct future oil and gas operations. We are also required to comply with numerous environmental regulations to continue commercial sales of oil beyond the well test period that is currently in effect and likely required to be concluded by or before December 2010.  Additionally, environmental laws and regulations promulgated in Peru impose substantial restrictions on the use of natural resources, interference with the natural environment, location of facilities, handling and storage of hydrocarbons, use of radioactive material, disposal of waste, emission of noise and other activities. The laws create additional monitoring and reporting obligations in the event of any spillage or unregulated discharge of hydrocarbons. Failure to comply with these laws and regulations also may result in the suspension or termination of our planned drilling operations and subject us to administrative, civil and criminal penalties.

Our current permits and authorizations and our ability to get future permits and authorizations may, over time, be susceptible to increased scrutiny, resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we may experience delays in obtaining permits and authorizations in Peru and Ecuador necessary for our operations, including those required to continue commercial sales of oil beyond the well test period, which will likely be required to conclude on or before December 2010. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations. Moreover, these laws and regulations could change in ways that substantially increase our costs. These laws and regulations have changed in the past and have generally imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly higher than those we currently anticipate, thereby increasing our overall costs. Failure to comply with new regulations could cause us to suspend or terminate certain operations or our sales of oil, or subject us to administrative, civil and criminal penalties. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and our ability to implement our plan of operation.

Compliance with, or breach of, laws relating to the discharge of materials into, and the protection of, the environment can be costly and could limit our operations. As an owner or lessee and operator of oil and gas properties in Peru and Ecuador, we are subject to various national, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the owner or lessee under an oil and gas lease for the cost of property damage, oil spills, discharge of hazardous materials, remediation and clean-up resulting from operations, subject the owner or lessee to liability for pollution damages and other environmental damages, and require suspension or cessation of operations in affected areas or related sales of oil or gas.

We have established practices for continued compliance with environmental laws and regulations and we believe the costs incurred by these policies and procedures so far have been necessary business costs in the oil and gas industry. However, there is no assurance that changes in or additions to laws or regulations regarding the protection of the environment will not increase such compliance costs, or have a material adverse effect upon our capital expenditures, earnings or competitive position.

Our oil and gas operations involve substantial costs and are subject to various economic risks. Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. We also face the risk that the oil and/or gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and/or gas due to a lack of a market and that fluctuations in the prices of oil and/or gas will make development of those leases uneconomical. This could result in a total loss of our investment.

Competition for oil and natural gas properties and prospects is intense; some of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating and obtaining properties and prospects. We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel and equipment. In addition, changes in Peruvian government regulation have enabled multinational and regional companies to enter the Peruvian energy market. We actively compete with other companies in our industry when acquiring new leases or oil and gas properties. Competition in our business activities has increased and will increase further, as existing and new participants expand their activities as a result of these regulatory changes. Many of our competitors possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than we have. For example, if several companies are interested in an area, Perupetro (a state company responsible for promoting and overseeing the investment of hydrocarbon exploration and exploitation activities in Peru) may choose to call for bids, either through international competitive biddings or through private bidding processes by invitation, and award the contract to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. Our competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. On the acquisition opportunities made available to us, we compete with other companies in our industry for properties operated by third parties through a private bidding process, direct negotiations or some combination thereof. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors we cannot control or influence.

The loss of senior management or key technical personnel could adversely affect us. We have engaged certain members of management who have substantial and unique expertise in the type of endeavors we presently conduct and the geographical areas in which we conduct them. We do not maintain any life insurance against the loss of any of these individuals. To the extent their services become unavailable, we will be required to retain other qualified personnel. There can be no assurance we will be able to recruit and hire qualified persons upon acceptable terms.

Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. No assurance can be given that we will be able to recruit and hire such persons on acceptable terms.

Insurance does not cover all risks. Exploration for, and production of, oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, formations, injury to persons, loss of life, or damage to property or the environment. As a result, we presently maintain insurance coverage in amounts consistent with our business activities and to the extent required by our license contracts. Such coverage includes certain physical damage to the Company’s and third parties’ property, hull and machinery, protection and indemnity, employer’s liability, comprehensive third party general liability, workers compensation and certain pollution and environmental risks. However, we are not fully insured against all risks in all aspects of our business, such as political risk, civil unrest, war, business interruption, environmental damage and reservoir loss or damage. Further, no such insurance coverage can insure for all operational or environmental risks. The occurrence of an event that is not insured or not fully insured could result in losses to us. For example, uninsured or under insured environmental damages, property damages or damages related to personal injuries could divert capital needed to implement our plan of operation. If any such uninsured losses are significant, we may have to curtail or suspend our drilling operations until such time as replacement capital is obtained, if ever, and this could have a material impact on our financial position.

A substantial or extended decline in oil or natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan. Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices. Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include:

•                  international political conditions (including wars and civil unrest);

•                  the domestic and foreign supply of oil and gas;

•                  the level of consumer demand;

•                  weather conditions;

•                  domestic and foreign governmental regulations and other actions;

•                  actions taken by the Organization of Petroleum Exporting Countries (OPEC);

•                  the price and availability of alternative fuels; and

•                  overall economic conditions.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil and natural gas we can produce economically, if any. A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity, and may require a reduction in the carrying value of our oil and gas properties. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

We may not be able to replace our  reserves. Our future success will depend upon our ability to find, acquire and develop oil and gas reserves that are economically recoverable. Any reserves we develop will decline as they are produced unless we are able to conduct successful revitalization activities, or are able to acquire properties containing proven reserves, or both. To develop reserves and achieve production, we must implement our development and production programs, identify and produce previously overlooked or by-passed zones and shut-in wells, acquire additional properties or undertake other replacement activities. We can give no assurance that our planned development, revitalization, and acquisition activities will result in significant reserves replacement or that we will have success in discovering and producing reserves at economical exploration and development costs. We may not be able to locate geologically satisfactory property, particularly since we will be competing for such property with other oil and gas companies, most of which have much greater financial resources than we do. Moreover, even if desirable properties are available to us, we may not have sufficient funds with which to acquire or develop them.

The transfer of Navidec Financial Services, Inc. (“NFS”) could result in liability to us because the shares transferred were not registered with the SEC. On September 9, 2004, the day prior to the effective date of the Merger, Navidec assigned all of its pre-merger business operations, assets and liabilities to NFS, and all issued and outstanding shares of NFS were subsequently transferred to the Navidec pre-merger shareholders of record as of September 9, 2004 for no cash consideration. Pursuant to the terms of the Merger Agreement, the transfer and any necessary qualifications or registrations of the NFS shares under applicable securities laws was agreed to be handled by NFS. However, because a registration of the NFS shares was not effective at the time of the transfer of the NFS shares, it might be determined that the distribution of the NFS shares was made without full compliance with applicable registration or qualification requirements under applicable securities laws. If, despite the fact that we did not control the transfer of the NFS shares, regulatory authorities determine that we did not comply with applicable registration requirements with respect to the transfer, fines or other sanctions might be imposed on us.

Risks Relating to the Offering

Investor profits, if any, may be limited for the near future. In the past, we have never paid a dividend. We do not anticipate paying any dividends in the near future. Accordingly, investors in our common stock may not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock that may occur. Further, any appreciation in the price of our common stock may be limited or nonexistent as long as we continue to have operating losses. We have not been profitable and have accumulated deficits during our exploratory stage of operations totaling $70.4 million through June 30, 2008. To date we have had limited revenue and no earnings from operations.  There can be no assurances that sufficient revenue to cover total expenses can be achieved until we fully implement our operational plan.

Additional infusions of capital may have a dilutive effect on existing shareholders. To finance our operations we may sell additional shares of our stock. We currently have $226 million in common stock available under an effective shelf registration statement, which we may sell from time to time in one or more offerings pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods.  Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced. In addition, we are authorized to issue up to 25,000,000 shares of preferred stock, the rights and preferences of which may be designated by our Board of Directors. If we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock.

Shares eligible for future sale by our current shareholders may impair our ability to raise capital through the sale of our stock. As of September 30, 2008, we had 78,745,890 shares of common stock issued and outstanding. In addition, we have outstanding 3,856,848 shares of other potentially dilutive securities, which mainly consist of Long-Term Incentive Shares.  We also have an additional 2,581,450 common shares available under our Long-Term Incentive Compensation Plan and Directors Compensation Incentive Plan.  The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease and thus could impair our ability to raise capital through the sale of our equity securities.

We are controlled by our officers, directors and entities affiliated with them. In the aggregate, our management and directors own or control approximately 18.7% of our common stock issued as of September 4, 2008. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, which concern our business. Such statements are not guarantees of future performance, and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Risk Factors” in this prospectus and those discussed in the documents we have incorporated by reference. In some cases, you can identify forward looking statement by terms such as, “may,” “will,” “should,” “could,” would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward looking statements:

•                  our ability to satisfy any foreign governmental requirements affecting the license and other rights we have in oil and gas properties;

•                  our ability to obtain sufficient financing to continue initial drilling operations and complete our gas-to-power project;

•                  our ability to discover, develop and produce economic quantities of oil and gas on our properties;

•                  capital costs of drilling and completing wells;

•                  capital costs of building other related production or gathering facilities;

•                  the availability of contract operators and drillers;

•                  the continued demand for crude oil and natural gas; and

•                  the expansion and growth of our operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our understanding of the industry. Such statements are subject to a number of assumptions including the following:

•                  risks and uncertainties, including the risk factors in this prospectus;

•                  general economic and business conditions;

•                  the business opportunities that may be presented to and pursued by us;

•                  changes in laws or regulations, including foreign laws and regulations that may impact us, and other factors, many of which are beyond our control; and

•                  ability to obtain financing under favorable conditions.

The cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of common stock under this prospectus. We will not receive any of the proceeds from the sales of common stock by the selling shareholders.

SELLING SECURITY HOLDER

The following table shows for each selling security holder:

•                  the number of shares of common stock beneficially owned by him or her,

•                  the number of shares of common stock covered by this prospectus, and

•                  the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares (and percentage of outstanding shares of common stock owned after this offering, if more than 1%).

The selling security holder is not required, and may choose not, to sell any of their shares of common stock.

	Shares of		Shares of	Percentage
	Common	Shares of	Common	of Common
	Stock	Common	Stock	Stock
	Beneficially	Stock	Beneficially	Beneficially
	Owned Before	to Be Sold	Owned After	Owned After
Name of Beneficial Owner	Offering(2)	in Offering	Offering(3)	Offering

International Finance Corporation(1)	8,191,819	1,691,819	6,500,000	8%

(1)                                  International Finance Corporation (“IFC”) owns approximately 10% of the Company prior to the Offering. The IFC is not a registered broker dealer or the affiliate of a registered broker dealer.

(2)                                  Based upon information provided to the Company by the selling security holder, Mr. Rashad Kaldany — Director of the Oil, Gas & Mining Department, Ms. Farida Khambata — Regional Vice President for Latin America and Caribbean and Mr. Lars Thunell — Executive Vice President have sole voting power and Ms. Farida Khambata and Mr. Lars Thunell have sole investment power over the shares of common stock.

(3)                                  Assumes all shares of common stock offered hereby are sold.

PLAN OF DISTRIBUTION

As used in this prospectus, “selling security holder” includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holder’s shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holder will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

The selling security holder may sell, from time to time, any or all of their shares of our common stock on the American Stock Exchange or such other applicable stock exchange, market or trading facility on which our shares are then traded or in private transactions. A selling security holder may sell his or her shares at prevailing market prices or privately negotiated prices.

The selling security holder may sell some or all of their common stock through:

•                  ordinary brokers’ transactions which may include long or short sales;

•                  transactions involving cross or block trades or otherwise;

•                  purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

•                  market makers or into an existing market for our common stock;

•                  other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•                  transactions in options, swaps or other derivatives; or

•                  any combination of the selling options described in this prospectus, or by any other legally available means.

The selling security holder may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holder also may enter into option or other transactions with broker-dealers that require the delivery of the common stock by those broker-dealers. Thereafter, the shares may be resold under this prospectus.

We will pay the costs and expenses of the registration and offering of the common stock offered hereby.  We will not pay any underwriting fees, discounts and selling commissions with respect to the selling security holder’s sale of its common stock, which will be paid by the selling security holder.  Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents.  If any broker-dealer purchases the securities as principal, it may effect resales of the securities  from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

The selling security holder and any broker-dealers involved in the sale or resale of our common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling security holder or any broker-dealer qualifies as an “underwriter,” they will be subject to the prospectus delivery requirements of Rule 153 of the Securities Act, which may include delivery through the facilities of the NASD.

In conjunction with sales to or through brokers, dealers or agents, the selling security holder may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

In addition to selling their shares of common stock under this prospectus, the selling security holder may:

•                  transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

•                  in some cases, sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

We have advised the selling security holder that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling security holder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our shares in connection with the distribution of our shares. We have further advised selling security holder who may be “affiliated purchasers” of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

We will amend or supplement this prospectus as required by the Securities Act.

PRICE RANGE OF OUR COMMON STOCK

On September 30, 2008, we had 78,745,890 shares of common stock outstanding, beneficially held by approximately 13,000 holders.  Our common stock is listed on the American Stock Exchange under the symbol “BZP.”

The closing price of our common stock on September 30, 2008, as reported on the American Stock Exchange, was $17.20 per share.  The following table shows the high and low intraday sales prices of our common stock during 2006, 2007, and the first, second and third quarter of 2008:

	High	Low
2006
First Quarter	$4.25	$3.05
Second Quarter	4.20	2.00
Third Quarter	5.70	3.25
Fourth Quarter	4.70	3.50
2007
First Quarter	6.16	3.60
Second Quarter	7.95	5.55
Third Quarter	8.00	4.14
Fourth Quarter	13.19	7.61
2008
First Quarter	23.20	10.51
Second Quarter	29.52	17.20
Third Quarter	29.88	14.55

LEGAL MATTERS

The validity of the shares of common stock registered in this offering will be passed upon for the selling security holder by the law firm of Seyfarth Shaw LLP, Houston, Texas.

EXPERTS

Our consolidated balance sheets as of December 31, 2007 and 2006 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2007, incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2007 (filed March 14, 2008, and amended August 29, 2008) have been audited by Johnson Miller & Co., CPA’s PC, independent registered public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

Certain estimates of proved oil reserves for us incorporated by reference herein were based upon engineering reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Act of 1934. Our file number is 001-12697. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at Headquarters Office, 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. In addition, the Company maintains a website (www.bpzenergy.com) on which we also make available, free of charge, all of the Company’s above mentioned filings with the SEC, including Forms 3, 4 and 5 filed with respect to our equity securities under Section 16(a) of the Securities Act of 1934. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except for those items furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K unless otherwise stated therein):

•                       Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 14, 2008, and amended on August 29, 2008.

•                       Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed on May 9, 2008, and amended on August 29, 2008.

•                       Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed on August 11, 2008.

•                       The following Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or

Item 7.01 of any such Current Report on Form 8-K) filed by us with the SEC since December 31, 2007:

(1)               Current Report on Form 8-K filed on January 4, 2008;

(2)               Current Report on Form 8-K filed on March 5, 2008;

(3)               Current Report on Form 8-K filed on March 24, 2008;

(4)               Current Report on Form 8-K filed on May 20, 2008;

(5)               Current Report on Form 8-K filed on July 8, 2008;

(6)               Current Report on Form 8-K filed on August 20, 2008; and

(7)               Current Report on Form 8-K filed on October 2, 2008.

•                       The description of our common stock contained in our Registration Statement on Form 8-A as originally filed with the SEC on January 10, 2007, as amended by our Form 8-K filed with the SEC on October 16, 2007, and any amendment or report that may be filed from time to time for the purpose of updating, changing or modifying the description of our common stock.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

You may obtain copies of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing Corporate Secretary, BPZ Resources, Inc., 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079, or calling (281) 556-6200.

BPZ RESOURCES, INC.

1,691,819 Shares of Common Stock

PROSPECTUS

              , 2008

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until                           , 2008 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne entirely by us and not the selling security holder. Such expenses are estimated to be as follows:

Item	Amount
SEC Registration Fee	$1,073
Transfer Agent Fee	—
Legal Fees	15,000
Printing and Engraving Fee	5,000
Accounting Fees	5,000
Total	$26,073

Item 15. Indemnification of Directors and Officers.

Under the provisions of Chapter 8 of the Texas Business Organizations Code and the Company’s Certificate of Formation, the Company may indemnify its directors, officers, employees and agents and maintain liability insurance for those persons. Section 8.101 of the Texas Business Organizations Code provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

The Company’s Certificate of Formation obligates the Company to indemnify its directors and officers to the fullest extent permitted under Texas law. Additionally, the Company’s Certificate of Formation and Bylaws grant it the authority to the maximum extent permitted by Texas law to purchase and maintain insurance providing such indemnification.

Item 16. Exhibits.

No.	Description	Incorporated by Reference to a Previous SEC Filing by the Company (or Filed herewith)
2.1	Plan of Conversion for BPZ Energy, Inc.	Exhibit 2.1 to Form 8-K filed on August 24, 2007
3.1	Certificate of Formation of BPZ Resources, Inc.	Exhibit 3.1 to Form 8-K filed on August 24, 2007
3.2	Bylaws of BPZ Resources, Inc.	Exhibit 3.2 to Form 8-K filed on August 24, 2007
4.1	Form of Certificate of Common Stock of BPZ Resources, Inc.	Exhibit 4.1 to Form 10-Q filed on November 8, 2007
4.2	BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan	Exhibit 4.1 to the Company’s Form S-8 filed on July 5, 2005 (SEC File No. 333- 126388).
4.3	BPZ Resources, Inc. 2007 Long-Term Incentive Compensation Plan	Exhibit 10.1 to Form 8-K filed on August 24, 2007
4.4	BPZ Resources, Inc. 2007 Directors’ Compensation Incentive Plan	Exhibit 10.2 to Form 8-K filed on August 24, 2007
5.1	Opinion on Legality	Previously filed
2.1	Merger Agreement between Navidec, Inc. and BPZ Energy, Inc. dated July 8, 2004	Exhibit 10.1 to Form 8-K filed on July 13, 2004
10.2	Closing Agreement between Navidec,	Exhibit 10.1 to Form 8-K filed on September 14, 2004

Inc. and BPZ Energy, Inc. dated September 8, 2004
10.3	License Contract from the Government of Peru for Block Z-1 dated November 30, 2001	Exhibit 10.5 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.4	Amendment to License Contract from the Government of Peru for Block Z-1 dated February 3, 2005	Exhibit 10.5 to Form 10-KSB for the Year Ended December 31, 2004
10.5	License Contract from the Government of Peru for Block XIX dated December 12, 2003	Exhibit 10.6 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.6	Technical Evaluation Agreement from the Government of Peru for Area VI dated December 12, 2003	Exhibit 10.7 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.7	Stock Purchase Agreement dated July 19, 2005	Exhibit 10.1 to Form 8-K filed on July 22, 2005
10.8	Stock Purchase Agreement dated March 8, 2006	Exhibit 10.1 to Form 8-K filed on March 14, 2006
10.9	Stock Purchase Agreement dated June 30, 2006	Exhibit 10.1 to Form 8-K filed on July 6, 2006
10.10	Subscription Agreement dated December 18, 2006	Exhibit 10.1 to Form 8-K filed on December 22, 2006
14.1	Code of Ethics for Executive Officers	Exhibit 14.1 to Form 10-KSB/A filed on September 26, 2006
21.1	Subsidiaries of the Issuer	Exhibit 21.1 to Form 10-K filed on March 16, 2007
23.1	Consent of Accountant	Filed Herewith
23.2	Consent of Independent Petroleum Engineers and Geologists	Filed Herewith
23.3	Consent of Attorney	Included in Exhibit 5.1 (Previously filed)
24.1	Power of Attorney	Included on the Signature Page hereto

Item 17. Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.                                       That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on October 3, 2008.

BPZ Resources, Inc.

By:	/s/ Manuel Pablo Zúñiga-Pflücker
Manuel Pablo Zúñiga-Pflücker
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER	/s/ EDWARD G. CAMINOS
Manuel Pablo Zúñiga-Pflücker	Edward G. Caminos
President, Chief Executive Officer and Director October 3, 2008	Chief Financial Officer (Principal Accounting and Financial Officer)
October 3, 2008

/s/ DR. FERNANDO ZÚÑIGA Y RIVERO	/s/ GORDON GRAY
Dr. Fernando Zúñiga y Rivero	Gordon Gray
Director and Chairman of the Board	Director
October 3, 2008	October 3, 2008

/s/ E. BARGER MILLER III	/s/ JOHN J. LENDRUM, III
E. Barger Miller III	John J. Lendrum, III
Director	Director
October 3, 2008	October 3, 2008

/s/ DENNIS G. STRAUCH
Dennis G. Strauch
Director
October 3, 2008

INDEX TO EXHIBITS

No.	Description	Incorporated by Reference to a Previous SEC Filing by the Company (or Filed herewith)
2.1	Plan of Conversion for BPZ Energy, Inc.	Exhibit 2.1 to Form 8-K filed on August 24, 2007
3.1	Certificate of Formation of BPZ Resources, Inc.	Exhibit 3.1 to Form 8-K filed on August 24, 2007
3.2	Bylaws of BPZ Resources, Inc.	Exhibit 3.2 to Form 8-K filed on August 24, 2007
4.1	Form of Certificate of Common Stock of BPZ Resources, Inc.	Exhibit 4.1 to Form 10-Q filed on November 8, 2007
4.2	BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan.	Exhibit 4.1 to the Company’s Form S-8 filed on July 5, 2005 (SEC File No. 333- 126388).
4.3	BPZ Resources, Inc. 2007 Long-Term Incentive Compensation Plan	Exhibit 10.1 to Form 8-K filed on August 24, 2007
4.4	BPZ Resources, Inc. 2007 Directors’ Compensation Incentive Plan	Exhibit 10.2 to Form 8-K filed on August 24, 2007
5.1	Opinion on Legality	Previously filed
2.1	Merger Agreement between Navidec, Inc. and BPZ Energy, Inc. dated July 8, 2004	Exhibit 10.1 to Form 8-K filed on July 13, 2004
10.2	Closing Agreement between Navidec, Inc. and BPZ Energy, Inc. dated September 8, 2004	Exhibit 10.1 to Form 8-K filed on September 14, 2004
10.3	License Contract from the Government of Peru for Block Z-1 dated November 30, 2001	Exhibit 10.5 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.4	Amendment to License Contract from the Government of Peru for Block Z-1 dated February 3, 2005	Exhibit 10.5 to Form 10-KSB for the Year Ended December 31, 2004
10.5	License Contract from the Government of Peru for Block XIX dated December 12, 2003	Exhibit 10.6 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.6	Technical Evaluation Agreement from the Government of Peru for Area VI dated December 12, 2003	Exhibit 10.7 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.7	Stock Purchase Agreement dated July 19, 2005	Exhibit 10.1 to Form 8-K filed on July 22, 2005
10.8	Stock Purchase Agreement dated March 8, 2006	Exhibit 10.1 to Form 8-K filed on March 14, 2006
10.9	Stock Purchase Agreement dated June 30, 2006	Exhibit 10.1 to Form 8-K filed on July 6, 2006
10.10	Subscription Agreement dated December 18, 2006	Exhibit 10.1 to Form 8-K filed on December 22, 2006
14.1	Code of Ethics for Executive Officers	Exhibit 14.1 to Form 10-KSB/A filed on September 26, 2006
21.1	Subsidiaries of the Issuer	Exhibit 21.1 to Form 10-K filed on March 16, 2007
23.1	Consent of Accountant	Filed Herewith
23.2	Consent of Independent Petroleum Engineers and Geologists	Filed Herewith
23.3	Consent of Attorney	Included in Exhibit 5.1 (Previously filed)
24.1	Power of Attorney	Included on the Signature Page hereto